Exhibit 10.1

FIRST AMENDMENT

OF THE

CHS/COMMUNITY HEALTH SYSTEMS, INC. 401(K) PLAN

July 1, 2011

WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the CHS/Community Health Systems, Inc. 401(k) Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to eliminate the current prohibition against accepting any Roth Elective Deferrals as part of any rollovers from other tax-qualified plans; and

WHEREAS, the Company has the right to amend the Plans; and

WHEREAS, the Board of Directors has approved of the changes set forth in this Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be and the same is hereby amended as follows:

1.	Effective July 1, 2011, Section 4 12(a) of the Plan will read as follows:

Acceptance of rollovers into the Plan. This section applies to a rollover from an eligible retirement plan into this Plan made on or after January 1, 2002. With the consent of the Administrator (such consent must be exercised in a nondiscriminatory manner and applied uniformly to all Participants), the Plan may accept a rollover (including, for Acquired Employees only, loans) by Participants, excluding Participants who are no longer employed as an Employee and including Eligible Employees, provided the rollover will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer. The Rollover Account of a Participant shall be 100% Vested at all times and shall not be subject to Forfeiture for any reason.

2.	Except as otherwise provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment of the Plan has been executed on the 11th day of July, 2011.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Rachel A. Seifert
Its:	RACHEL A. SEIFERT EXECUTIVE VICE PRESIDENT